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                                                                   EXHIBIT 23.07



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-7593 of ML Principal Protection L.P. (formerly, ML Principal Protection Plus L.P.) on Form S-1 of our report dated January 26, 1996 relating to the consolidated financial statements of ML Principal Protection L.P. and of our report dated January 26, 1996 relating to the balance sheet of Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

October 25, 1996
New York, New York